Exhibit 99.1

Solta Medical Reports First Quarter 2013 Results

HAYWARD, Calif., May 1, 2013 — Solta Medical, Inc. (NASDAQ: SLTM), a global leader in the medical aesthetics market, today announced results for the first quarter ended March 31, 2013. Revenue for the first quarter was $34.5 million, an increase of $2.1 million, or 6%, as compared to the first quarter of 2012. The year-over-year revenue increase consisted primarily of $1.5 million from sales of VASER systems and $2.1 million from sales of treatment tips and other consumables, partially offset by a decline in sales of Liposonix systems in North America.

International revenue for the quarter rose year-over-year by 34% to $20.7 million with Asia Pacific up 40% and EMEA rising by 20%. North America revenue declined year-over-year by 19% to $13.8 million. Revenue from treatment tips and consumables for the quarter was $18.9 million, a year-over-year increase of $2.1 million or 13%, which included year-over-year growth both in North America and international markets of 10% and 15%, respectively.

“Our first quarter was softer than we had planned due to issues that have been identified and corrected,” said Stephen J. Fanning, Chairman, President and CEO of Solta. “In North America, our acquisition of Sound Surgical during the critical last month of the quarter led to some internal disruption impacting sales. Additionally, a manufacturing issue with the Liposonix transducer treatment tip adversely affected customer reorders and our ability to demonstrate our Liposonix system to potential new customers in North America. These developments masked the strong revenue growth generated by our international operations as well as the continued top line benefit of our recurring business model.”

“Over the past month, we have been rebuilding the Liposonix momentum in North America. At the same time, we are capitalizing on the synergies we envision from the Sound Surgical acquisition. As a result, we fully anticipate improved growth in the second quarter,” added Mr. Fanning.

GAAP net loss for the quarter was $2.6 million, or $0.04 per share, as compared to GAAP net loss of $8.8 million, or $0.14 per share, reported for the first quarter of 2012. Non-GAAP net loss for the quarter was $0.8 million, or $0.01 per share, as compared to a non-GAAP net loss of $0.8 million, or $0.01 per share, for same period last year. Non-GAAP adjusted EBITDA for the quarter was $0.9 million compared to $0.6 million for the same period last year.

The Company’s GAAP results for the quarter include $3.7 million of amortization, severance, and other acquisition related charges, $1.2 million of non-cash stock based compensation charges, and a $3.1 million credit for the fair value reassessment of the expected earn out payments associated with the acquisition of Liposonix and Sound Surgical. The Company provides non-GAAP financial measures that exclude these charges and adjustments. A reconciliation of GAAP to non-GAAP results is provided in the tables included in this release.

“We expect to achieve a higher amount of cost synergies than originally anticipated from the acquisition of Sound Surgical during the remainder of 2013. Combined with some operating expense reductions recently implemented, we believe that despite the slower than expected first quarter growth rate, we can achieve our profitability targets for the full year,” said Mr. Fanning.

Financial Outlook for 2013

Based on the first quarter results, the Company updated its financial outlook for 2013 as follows:

•

The company revised its revenue outlook for full year 2013 to approximately $180 million, which would represent year-over-year revenue growth of approximately $36 million, or 25%, compared to full year 2012 revenue of $144.5 million. The company’s previous revenue outlook for 2013 was a range of $182 million to $191 million.

•

The company reiterated its outlook for non-GAAP gross margin. Non-GAAP gross margin is expected to be in the range of 65% to 68% for the full year 2013. Non-GAAP gross margin excludes non-cash amortization charges, non-cash stock based compensation charges, severance costs, and acquisition related adjustments. Non-GAAP gross margin for the first quarter 2013 was 67%.

•

The company reiterated its outlook for non-GAAP operating income. Non-GAAP operating income is expected to be in the range of $13 million to $16 million for the full year 2013. Non-GAAP operating income for the first six months of 2013 is expected to be in the range $3 million to $4 million. Non-GAAP operating income excludes non-cash amortization charges, non-cash stock based compensation charges, severance costs, and acquisition related adjustments. Non-GAAP operating income for the first quarter was $59,000.

Non-GAAP Presentation

To supplement the condensed consolidated financial information presented on a GAAP basis, management has provided non-GAAP gross margin, non-GAAP operating income (loss), non-GAAP adjusted EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share measures that exclude the impact of acquisition related adjustments, severance costs, acquisition related costs, and stock-based compensation expenses. The Company believes that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the Company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with the measures management uses to measure the performance of ongoing operating results against prior periods and against our internally developed targets. There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of non-GAAP financial measures attached to this release.

Conference Call Information

The Company will host a conference call and webcast today, Wednesday, May 1, 2013, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific) to discuss the financial results and current corporate developments. The dial-in number for the conference call is 877-941-0844 for domestic participants and 480-629-9835 for international participants.

To access the live webcast of the call, go to Solta Medical’s website at www.solta.com and click on Investor Relations. An archived webcast will also be available at www.solta.com.

About Solta Medical, Inc.

Solta Medical, Inc. is a global leader in the medical aesthetics market providing innovative solutions with proven efficacy and safety backed by over 10 years of clinical study and research. The company offers aesthetic energy devices for skin resurfacing and rejuvenation, acne reduction, body contouring and skin tightening, as well as tools and accessories to optimize the latest liposuction techniques. The Solta Medical portfolio includes the well-known brands Thermage®, Fraxel®, Clear + Brilliant®, Liposonix®, Isolaz®, CLARO®, VASERlipo™, VASERshape™, VASERsmooth™, VentX®, PowerX®, TouchView®, and Origins™, which collectively make up a comprehensive platform to address a range of aesthetic skin and body issues. More than two and a half million procedures have been performed with Solta Medical’s products around the world. Solta Medical is headquartered in Hayward, CA with field teams and regional offices worldwide.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the ability to improve operating leverage, the close of the Sound Surgical acquisition, and the financial outlook for 2013. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Solta Medical’s actual results to differ materially from the statements contained herein. Factors that might cause such a difference include the risk that physician adoption of our systems does not grow, the risk that customers do not continue to purchase treatment tips, the possibility that the market for the sale of new products does not develop as expected, and the risks relating to Solta Medical’s ability to achieve its stated financial goals as a result of, among other things, economic conditions and consumer and physician confidence causing changes in consumer and physician spending habits that affect demand for our products and treatments. Further information on potential risk factors that could affect Solta Medical’s business and its financial results are detailed in its Form 10-K for the year ended December 31, 2012, and other reports as filed from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Solta Medical undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

SOURCE Solta Medical, Inc.

CONTACT:

Jack Glenn	Doug Sherk/Jenifer Kirtland
Chief Financial Officer	EVC Group
510-786-6890	415-568-9394

Web Site: http://www.Solta.com

Solta Medical, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2013	2012
Net revenue	$34,523	$32,454
Cost of revenue	12,844	12,211

Gross margin	21,679	20,243

Operating expenses:
Sales and marketing	14,207	13,946
Research and development	5,335	5,305
General and administrative	6,977	4,660
Remeasurement of contingent consideration liability	(3,100)	4,700

Total operating expenses	23,419	28,611

Loss from operations	(1,740)	(8,368)
Interest income	9	3
Interest expense	(692)	(351)
Other expense, net	(95)	(26)

Loss before income taxes	(2,518)	(8,742)
Income tax provision	77	57

Net loss	($2,595)	($8,799)

Net loss per share:
Basic	($0.04)	($0.14)

Diluted	($0.04)	($0.14)

Weighted average shares outstanding used in calculating net loss per share:
Basic	72,113,007	61,352,524

Diluted	72,113,007	61,352,524

Solta Medical, Inc.

NON-GAAP RECONCILIATION OF GROSS MARGIN, OPERATING INCOME (LOSS),

EBITDA, NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2013	2012
GAAP Gross margin	$21,679	$20,243

GAAP gross margin as % of sales	63%	62%

Non-GAAP adjustments to gross margin:
GAAP Gross margin	$21,679	$20,243
Amortization and other non-cash acquisition related charges	1,438	1,658
Stock-based compensation	136	112

Non-GAAP gross margin	$23,253	$22,013

Non-GAAP gross margin as % of sales	67%	68%

GAAP loss from operations	($1,740)	($8,368)
Non-GAAP adjustments to net loss from operations:
Amortization and other non-cash acquisition related charges	1,996	2,017
Remeasurement of contingent consideration liability	(3,100)	4,700
Acquisition-related expenses	1,394	93
Severance expenses	313	30
Stock-based compensation	1,200	1,140

Non-GAAP income (loss) from operations	$63	($388)
Depreciation expenses	875	938

Non-GAAP Adjusted EBITDA	$938	$550

GAAP net loss	($2,595)	($8,799)
Non-GAAP adjustments to net loss:
Amortization and other non-cash acquisition related charges	1,996	2,017
Remeasurement of contingent consideration liability	(3,100)	4,700
Acquisition-related expenses	1,394	93
Severance expenses	313	30
Stock-based compensation	1,200	1,140

Non-GAAP net loss	($792)	($819)

GAAP basic net loss per share	($0.04)	($0.14)
Non-GAAP adjustments to basic loss per share:
Amortization and other non-cash acquisition related charges	$0.03	$0.03
Remeasurement of contingent consideration liability	($0.04)	$0.08
Acquisition-related expenses	$0.02	$0.00
Severance expenses	$0.00	$0.00
Stock-based compensation	$0.02	$0.02

Non-GAAP basic net loss per share	($0.01)	($0.01)

Non-GAAP diluted net loss per share	($0.01)	($0.01)

GAAP weighted average shares outstanding used in calculating basic net loss per share	72,113,007	61,352,524

GAAP weighted average shares outstanding used in calculating diluted net loss per share	72,113,007	61,352,524
Adjustments for dilutive potential common stock	—	—

Weighted average shares outstanding used in calculating non-GAAP diluted net loss per share	72,113,007	61,352,524

Solta Medical, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of dollars, except share and per share data)

(unaudited)

	March 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$26,990	$38,097
Accounts receivable, net	21,607	20,570
Inventories	21,254	16,611
Prepaid expenses and other current assets	5,952	8,476

Total current assets	75,803	83,754
Property and equipment, net	7,694	6,401
Purchased intangible assets, net	61,232	42,428
Goodwill	103,998	96,620
Other assets	818	520

Total assets	$249,545	$229,723

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$9,393	$7,283
Accrued liabilities	13,980	17,343
Current portion of contingent consideration liability	34,200	21,400
Current portion of deferred revenue	3,712	3,985
Short-term borrowings	9,669	8,345
Customer deposits	662	637

Total current liabilities	71,616	58,993
Deferred revenue, net of current portion	656	683
Term loan, net of current portion	15,376	18,063
Non-current tax liabilities	2,492	2,478
Contingent consideration liability	29,000	38,500
Other liabilities	1,196	899

Total liabilities	120,336	119,616

Stockholders’ equity:
Common stock, $0.001 par value:
100,000,000 shares authorized
79,337,751 and 68,795,987 shares issued and outstanding at March 31, 2013 and December 31, 2012	79	69
Additional paid-in capital	242,176	220,489
Accumulated deficit	(113,046)	(110,451)

Total stockholders’ equity	129,209	110,107

Total liabilities and stockholders’ equity	$249,545	$229,723